Exhibit 77(D)


       Effective March 11, 2009, the following investment policy change took effect for Van Kampen High Yield Fund (the "Fund"):

	The Fund may invest up to 20% of its total assets in fixed and floating rate loans. Loans are typically arranged through private negotiations between the borrower and one or more of the lenders. Loans generally have a more senior claim in the borrower's capital structure relative to corporate bonds or other subordinated debt. The loans in which the Fund invests are generally in the form of loan assignments and participations of all or a portion of a loan from another lender.